Filed Pursuant to Rule 424(b)(3)
Registration No. 333-288324

PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus Dated September 9, 2025)

REDHILL BIOPHARMA LTD.

4,582,582 AMERICAN DEPOSITARY SHARES REPRESENTING 45,825,820,000 ORDINARY SHARES

This prospectus supplement (“Supplement”) modifies, supersedes and supplements certain information contained in, and should be read in conjunction with, that certain prospectus, dated September 9, 2025 filed with the Securities and Exchange Commission (the “SEC”) by RedHill Biopharma Ltd. (the “Company”) (the “Prospectus”) related to the resale from time to time by the selling shareholder identified in the Prospectus (the “Selling Shareholder”), of up to 4,582,582 American Depositary Shares (“ADSs”), each ADS representing ten thousand (10,000) ordinary shares, par value NIS 0.01 per share (“Ordinary Shares”), or 45,825,820,000 ordinary shares in the aggregate, that may be issued by us to Alumni Capital LP (“Alumni” or the “Selling Shareholder”) pursuant to that certain Any Market Purchase Agreement, dated as of June 20, 2025, by and between us and Alumni (the “Any Market Purchase Agreement”), establishing a committed equity line of credit. Such ADSs include (i) up to 4,249,249 ADSs (the “AMPA ADSs”) that may be issued by the Company in connection with an equity line of credit, from time to time after the date of this prospectus, upon the terms and subject to the conditions in the Any Market Purchase Agreement, which may include up to 4,249,249 ADSs (the “Prefunded Warrant ADSs”) issuable to the Selling Shareholder upon exercise of prefunded warrants (the “Prefunded Warrants” and together with the AMPA ADSs and Prefunded Warrant ADSs, the “Purchase Notice Securities”) to purchase Ordinary Shares represented by ADSs that may be issued in lieu of ADSs,  and (ii) up to 333,333 ADSs (the “Commitment Warrant ADSs”, and together with the AMPA ADSs and the Prefunded Warrant ADSs, the “Offered ADSs”) issuable to Alumni upon the exercise of that certain unregistered commitment warrant (the “Commitment Warrant”) to purchase Ordinary Shares represented by ADSs issued to Alumni as consideration for Alumni’s execution, delivery, and performance of the Any Market Purchase Agreement.

The ADSs are listed on The Nasdaq Capital Market under the symbol “RDHL.” On October 17, 2025, the last reported sale price of the ADSs on The Nasdaq Capital Market was $1.50 per ADS.

The information contained in this Supplement modifies and supersedes, in part, the information in the Prospectus. This Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

Investing in our securities involves risks. See “Risk Factors” on page 9 of the Prospectus and in the documents incorporated by reference into the Prospectus, including the risks described under “Risk Factors” in our most recent Annual Report on Form 20-F.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in or incorporated by reference into the Prospectus, as well as the other information contained in or incorporated by reference into this Supplement and the Prospectus. This Supplement, the Prospectus and documents incorporated therein by reference contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the Prospectus and the reports incorporated by reference therein identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made or included in this Supplement and the Prospectus.

LETTER AGREEMENT TO THE ANY MARKET PURCHASE AGREEMENT

This Supplement is being filed to disclose the following:

On October 20, 2025, we entered into a letter agreement with Alumni (the “Letter Agreement”), pursuant to which the parties agreed to increase the beneficial ownership limitation on purchasing ADSs with respect to Forward Purchase Notices (as defined in the Any Market Purchase Agreement) under the Any Market Purchase Agreement from 4.99% to 9.99%, such that the Letter Agreement collectively with the Any Market Purchase Agreement would prevent us from directing the Selling Shareholder to purchase any ADSs if those ADSs, when aggregated with all other ADSs then held or beneficially owned by the Selling Shareholder and its affiliates, would result in the Selling Shareholder and its affiliates holding or having beneficial ownership, at any single point in time, of (i) more than 9.99% of the voting power of the Company or of the number of Ordinary Shares and ADSs outstanding immediately after the issuance of Purchase Notice Securities (as defined in the Any Market Purchase Agreement) issuable pursuant to a Forward Purchase Notice (as defined in the Any Market Purchase Agreement), or (ii) more than 4.99% of the voting power of the Company or of the number of Ordinary Shares and ADSs outstanding immediately after the issuance of Purchase Notice Securities issuable pursuant to a Regular Purchase Notice (as defined in the Any Market Purchase Agreement).

The date of this Prospectus Supplement is October 21, 2025.